UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 11, 2006

Date of Report (Date of earliest event reported)

RADVIEW SOFTWARE LTD.

(Exact name of registrant as specified in its charter)

Israel	0-31151	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 New England Executive Park, Burlington, MA 01803
(Address of principal executive offices)

(781) 238-1111
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of the Company and Ilan Kinreich, the Company’s founder, director and President and Chief Executive Officer, have determined that it would be in the Company’s best interests to have Mr. Kinreich focus primarily on strategic planning for the Company and to retain another person to serve as the Company’s President and Chief Executive Officer.

Effective June 11, 2006, the Company appointed Yochai Hacohen as the Company’s interim President and Chief Executive Officer to serve until such time as a permanent replacement is named.  Mr. Hacohen is a partner in Fortissimo Capital Funds GP, L.P. (“Fortissimo”) and a member of the Company’s board of directors. Mr. Hacohen will not receive any compensation or benefits from the Company in consideration of his service as interim Chief Executive Officer.

Mr. Hacohen, age 40, has served as a Director of the Company since February 2006. Mr. Hacohen joined Fortissimo in May 2004 and became a partner in January 2005. From October 2003 through May 2004, Mr. Hacohen served as the General Manager of a U.S. division of Magal Security Systems Ltd., a provider of hardware and software solutions for the surveillance market. From October 1998 through September 2002, Mr. Hacohen served as the Director of EMEA Sales and Marketing for the video recording division of Nice Systems Ltd., a provider of digital video and audio recording solutions. Mr. Hacohen holds a B.Sc. degree in biotechnology and M.B.A. degree in marketing from Tel Aviv University.

Mr. Kinreich is expected to continue his employment with the Company focusing on the Company’s future strategy and also will continue as a director for the Company.

As reported in the Company’s Form 8-K filed on April 6, 2006, Fortissimo and the Company have entered into definitive agreements for an investment by Fortissimo in convertible preferred shares and convertible debt of the Company. Fortissimo has provided the Company with interim financing pursuant to a bridge loan agreement that provides for up to $500,000 of bridge loans, of which the Company has borrowed $400,000 to date.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADVIEW SOFTWARE LTD.

Date: June 13, 2006	/s/ CHRISTOPHER DINEEN
Christopher Dineen
Chief Financial Officer